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                                                                  Exhibit 10.11
[GLOBAL CROSSING LOGO TO COME]

                         EMPLOYMENT TERM SHEET -- STEFAN C. RIESENFELD

Position:                Senior Vice President and Chief Financial Officer --
                         Asia, reporting to John Legere, CEO -- Asia


Employer:                Upon commencement, Global Crossing Development Company
                         ("GCDC"), a subsidiary of Global Crossing Ltd., shall be the employer. At such time as Asia Global Crossing
                         Ltd. ("AGC") issues an initial public offering ("IPO"), employment with GCDC shall terminate and employment with AGCDC shall commence. GCDC and AGCDC are referred to herein as the "Company."


Base Salary:             $350,000 per year.

Annual Bonus:            Target bonus equal to 50% of base salary. Bonuses are
                         awarded in the sole discretion of the Company.

Signing Bonus:           Global Crossing agrees to pay you a signing bonus equal
                         to $250,000 payable within 10 days after your employment start date. In the event that you resign or are terminated for cause within one (1) year after your employment start date, you agree to return to the Company the Signing Bonus, prorated on a monthly basis for the period not worked.

Global Crossing Ltd.
Stock Options:           Subject to Global Crossing Ltd. Compensation Committee
                         ("GCL Compensation Committee") approval, 200,000 options to purchase common stock of Global Crossing
                         Ltd. (the "Global Crossing Stock Options"), vesting as follows:

                         33% on the first anniversary of your employment start date;
                         33% on the second anniversary of your employment start date; and
                         34% on the third anniversary of your employment start date.

                         The exercise price will be determined by the GCL Compensation Committee. Stock options are subject to the additional terms and conditions set forth in the 1998 Global Crossing Ltd., Stock Incentive Plan (the
                         Plan) and the Non-Qualified Stock Option Agreement to be provided to you. Any unvested Global Crossing Stock Options shall automatically cancel upon termination of employment with GCDC.





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AGC Stock Options:  It is anticipated that AGC will issue an IPO in the near future. Subject to approval by the GCL Compensation Committee, upon such IPO, you shall receive options to purchase a number of shares of AGC common stock (the ""AGC Stock Options") calculated as follows: $7,500,000/IPO price per share. The exercise price per share of the AGC Stock Options shall equal the IPO price per share. The AGC Stock Options shall vest as follows:

                    25% on the employment start date
                    25% on the first anniversary of your employment start date; 25% on the second anniversary of your employment start date; and
                    25% on the third anniversary of your employment start date.

Benefits:           Insurance benefits in accordance with company policy. 401(k)
                    plan participation.

Vacation:           Four weeks. Maximum vacation accrual shall be four weeks.

Employment
Start Date:         You will start your employment with AGC on a date to be
                    determined by you but in no event later than June 19, 2000.

Annual Performance
Reviews: In conjunction with the annual performance review process, you will be eligible for salary increases, cash bonus awards and additional stock option awards. The salary increases, cash bonus awards and stock option awards will be determined based on overall company performance, functional group performance and individual performance and commensurate with other comparable Company executives. Stock options are awarded at the discretion of AGC. The annual review process currently takes place during the first quarter of each calendar year and shall be conducted in the same manner and utilizing the same standards as with other senior corporate officers.

Employment
At-Will: Employment at the Company is at-will. You may resign at any time and the Company may terminate your employment at any time, with or without cause.





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Termination
Without Cause:         In the event that you are terminated without cause or
                       resign with Good Reason within one (1) year after a Change in Control (as defined in the Plan), you will receive a severance payment equal to two (2) years' salary and bonus. The terms and conditions of the Change in Control agreement shall be the same as other comparable corporate officers.

Binding Arbitration:   Any controversy arising out of or relating to this Term
                       Sheet or the Proprietary Information Agreement shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before a single arbitrator who shall be a retired federal judge, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The costs of any such arbitration proceedings shall be borne equally by AGC and you. Neither party shall be entitled to recover attorneys' fee or costs expended in the course of such arbitration or enforcement of the award rendered thereunder. The location for the arbitration shall be Los
                       Angeles, California.

We look forward to your joining Asia Global Crossing. Please sign below and return to John Comparin via facsimile at 973-889-5990. If not fully executed on or before May 26, 2000, this Term Sheet shall be void. The foregoing terms are agreed to.

GLOBAL CROSSING DEVELOPMENT CO.,
a Delaware corporation



By: /s/ John L. Comparin                          Date: May 30, 2000
    --------------------------------
Name:  John L. Comparin
Title: Sr. Vice President Human Resources


ASIA GLOBAL CROSSING DEVELOPMENT COMPANY, a Delaware corporation



By: /s/ John L. Comparin                          Date: May 30, 2000
    --------------------------------
Name:  John L. Comparin
Title: Sr. Vice President Human Resources


AGREED AND ACCEPTED:


/s/ Stefan C. Riesenfeld                          Date: 5/31/00
    --------------------------------                    ------------
    Stefan C. Riesenfeld